Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah

Director of Strategic Marketing

The Event Group, Incorporated

763-548-1304

pankti.shah@eventshows.com

ELECTROMED, INC. REPORTS 2011 THIRD QUARTER RESULTS

22.9% Increase in Third Quarter Net Revenue Compared to Prior Year

New Prague, Minnesota – May 12, 2011 – Electromed, Inc. (NASDAQ: ELMD) today announced financial results for the three and nine months ended March 31, 2011. Net revenues for the three months ended March 31, 2011 were approximately $5,199,000, a 22.9% increase compared to net revenues of approximately $4,229,000 for the same period last year. Net revenues for the nine months ended March 31, 2011 were approximately $14,050,000, a 31.6% increase compared to net revenues of approximately $10,680,000 for the same period last year.

The Company also announced net income of approximately $487,000, or $0.06 per basic and diluted share, for the three months ended March 31, 2011, compared to net income of approximately $475,000, or $0.08 per basic and diluted share, for the same three-month period last year. For the nine-month period ended March 31, 2011, net income was $891,000, or $0.12 per basic and diluted share, compared to net income of approximately $846,000, or $0.14 per basic and diluted share, for the same nine-month period last year.  Net revenues increased primarily due to an expansion of our sales force.  Net income results were attributable to higher net revenues, offset by expenses related to increases in sales force, support and production personnel, and an expansion of marketing and research and development activities. In addition, earnings per share was affected by an increase to the number of outstanding shares of Company common stock as compared to the prior-year periods, which was attributable to the Company’s completion of its initial public offering in August 2010. Including the underwriter’s over-allotment option, a total of 1,900,000 shares of Company common stock were registered and sold in the initial public offering.

Robert Hansen, Chairman and CEO, commented on the Company, saying,

“Electromed, Inc. is a rapidly growing Company.  It is using a portion of the capital received from its IPO to grow its sales force and supporting infrastructure.  While these actions reduce the magnitude of net income growth in the short-term, they are essential investments in driving longer-term profitable results.  We have also continued to make important investments in research and development.  We believe that new innovations are the surest path to sustainable growth and higher profits.  We have pursued these investments while maintaining solid profitability and a strong balance sheet.”

Electromed, Inc.
Three-Month Results as of March 31, 2011

Gross profit increased to approximately $3,703,000, or 71.2% of net revenues, for the three months ended March 31, 2011, and $10,177,000, or 72.4% of net revenues, for the nine months ended March 31, 2011. For the three and nine months ended March 31, 2010, gross profit was approximately $2,983,000, or 70.5% of net revenues, and $7,681,000 , or 71.9% of net revenues, respectively. The increase in gross profit dollars resulted primarily from the increase in sales volume.  The increase in gross profit percentage was primarily the result of higher reimbursement from the mix of referrals during the three- and nine-month periods.  Factors such as diagnoses that are not assured of reimbursement, along with insurance programs which present lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis and tend to fluctuate margins slightly on a quarterly basis.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were approximately $3,032,000 and $8,715,000, respectively, for the three and nine-month periods ended March 31, 2011, an increase of approximately 36.7% over total operating expenses for the three-month period last year and an increase of approximately 42.3% over total operating expenses for the nine-month period last year.  These planned increases resulted from higher payroll and marketing expenses related to increasing the size of our sales team, patient training costs related to a higher sales volume, increased expenses relating to being a newly public Company, and increased research and development expenses.

Total cash was approximately $3,952,000 as of March 31, 2011. For the nine months ended March 31, 2011, cash provided by financing activities was approximately $5,581,000, consisting of approximately $6,364,000 net proceeds from the issuance of common stock in the Company’s initial public offering during the nine-month period, offset by payments on the Company’s revolving credit line of $500,000 and principal payments on long-term debt of approximately $327,000. An aggregate of $964,000 was used for investing activities during the first nine months of the 2011 fiscal year, including $649,000 relating to defense of the SmartVest® trademark and $315,000 for the purchase of property and equipment.

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. The forward-looking statements in this release include those relating to the Company’s two-year annual sales goal, the Company’s business strategy and intent to maximize long-term growth and profits.  Forward-looking statements and the Company’s expectations regarding gross margins, and can generally otherwise be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words.  Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	March 31 2011	June 30 2010
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$3,952,032	$610,727
Accounts receivable (net of allowances for doubtful accounts of $45,000)	9,232,544	6,577,002
Inventories	1,664,965	1,470,775
Prepaid expenses and other current assets	324,519	269,193
Deferred income taxes	514,000	514,000
Total current assets	15,688,060	9,441,697
Property and equipment, net	2,770,695	2,688,941
Finite-life intangible assets, net	1,255,235	1,055,776
Deferred common stock offering costs	―	828,034
Other assets	191,895	128,789
Total assets	$19,905,885	$14,143,237

Liabilities and Stockholders’ Equity
Current Liabilities
Revolving line of credit	$1,268,128	$1,768,128
Current maturities of long-term debt	435,793	397,886
Accounts payable	603,483	1,239,827
Accrued compensation	814,579	665,083
Warranty reserve	427,764	363,277
Other accrued liabilities	37,162	68,097
Total current liabilities	3,586,909	4,502,298
Long-term debt, less current maturities	1,693,431	2,033,325
Deferred income taxes	145,000	145,000
Total liabilities	5,425,340	6,680,623
Commitments and Contingencies (Note 8)

Stockholders’ Equity
Electromed, Inc. stockholders’ equity:
Common stock, $0.01 par value; authorized: 13,000,000 shares; issued and outstanding: 8,099,885 and 6,187,885 shares, respectively	80,999	61,879
Additional paid-in capital	12,765,802	6,685,362
Retained earnings	1,689,244	797,873
Common stock subscriptions receivable for shares outstanding of 35,000 and 48,500 respectively	(55,500)	(82,500)
Total stockholders’ equity	14,480,545	7,462,614
Total liabilities and stockholders’ equity	$19,905,885	$14,143,237

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2011	2010	2011	2010

Net revenues	$5,198,828	$4,228,577	$14,049,803	$10,679,711
Cost of revenues	1,495,509	1,245,884	3,872,565	2,999,149
Gross profit	3,703,319	2,982,693	10,177,238	7,680,562

Operating expenses
Selling, general and administrative	2,759,543	2,024,006	8,025,578	5,679,494
Research and development	272,270	194,421	689,360	445,463
Total operating expenses	3,031,813	2,218,427	8,714,938	6,124,957
Operating income..	671,506	764,266	1,462,300	1,555,605
Interest expense, net of interest income of $2,822, $758, $8,810, and $4,976 respectively	38,077	58,138	150,929	205,677
Net income before income taxes	633,429	706,128	1,311,371	1,349,928

Income tax expense	(146,000)	(227,000)	(420,000)	(487,000)
Net income	487,429	479,128	891,371	862,928
Less: Net income attributable to non-controlling interest	―	(4,470)	―	(17,238)

Net income attributable to Electromed, Inc.	$487,429	$474,658	891,371	$845,690

Earnings per share attributable to Electromed, Inc. common shareholders:
Basic and Diluted	$0.06	$0.08	$0.12	$0.14

Weighted-average Electromed, Inc. common shares outstanding:
Basic	8,099,752	6,079,522	7,722,075	6,072,256
Diluted	8,112,696	6,125,772	7,750,956	6,113,717

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended March 31,
	2011	2010
Cash Flows From Operating Activities
Net income	$891,371	$862,888
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	246,426	223,107
Amortization of finite-life intangible assets	83,848	34,323
Amortization of debt issuance costs	27,778	40,384
Share-based compensation expense	129,396	125,846
Deferred income taxes	―	(153,000)
Loss on disposal of property and equipment	15,758	3,728
Issuance of common stock for payment of services	―	22,500
Changes in operating assets and liabilities:
Accounts receivable	(2,655,542)	(553,884)
Inventories	(194,190)	(74,612)
Prepaid expenses and other assets	(149,566)	(67,072)
Accounts payable and accrued liabilities	329,215	629,158
Net cash provided by (used in) operating activities	(1,275,506)	1,093,366

Cash Flows From Investing Activities
Expenditures for property and equipment	(315,456)	(189,828)
Purchase of noncontrolling interest in Electromed Financial, LLC	―	(125,000)
Expenditures for finite-life intangible assets	(648,616)	(509,162)
Net cash used in investing activities	(964,072)	(823,990)

Cash Flows From Financing Activities
Net borrowings (payments) on revolving line of credit	(500,000)	1,268,128
Proceeds from long-term debt	―	2,520,000
Principal payments on long-term debt including capital lease obligations	(327,113)	(3,543,933)
Payments of deferred financing fees	(6,717)	(75,780)
Proceeds from warrant exercises	24,000	73,332
Proceeds from sales of 1.9 million shares of common stock, net of offering costs of $1,236,287	6,363,713	―
Expenditures for IPO costs	―	(328,768)
Repurchase of common stock	―	(18,418)
Proceeds from subscription notes receivable	27,000	9,000
Net cash provided by (used in) financing activities	5,580,883	(96,438)
Net increase in cash and cash equivalents	3,341,305	172,938
Cash and cash equivalents
Beginning of period	610,727	361,916
End of period	$3,952,032	$534,854

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